EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

J. MICHAEL BARBER NAMED HOMEBANC CORP. CHIEF ACCOUNTING OFFICER

ATLANTA, GA, September 10, 2004 – HomeBanc Corp. (NYSE : HMB) announced that J. Michael Barber has been named senior vice president and chief accounting officer at the company, a real estate investment trust (REIT), effective September 27.

Barber brings to HomeBanc Corp. a wealth of knowledge and experience in public company accounting and Securities and Exchange Commission (SEC) regulations.

Prior to accepting this position with HomeBanc, Barber served as senior vice president / manager of accounting policy and reporting with Union Planters Corp., a Memphis, Tenn.-based financial services holding company. While there, his duties included preparing and filing all periodic reports with the SEC and managing and updating the firm’s accounting policies in accordance with generally accepted accounting principals and SEC regulations. He held that position since 2001.

Prior to joining Union Planters, he worked with PricewaterhouseCoopers, where he was a senior manager in that organization’s banking practice. Barber began his career there and gained more than 13 years experience in all facets of public company accounting and finance.

In his new position, Barber will report to HomeBanc Corp. President and COO Kevin Race.

“HomeBanc continues its efforts to strengthen and develop its financial management team related to our transition to a public REIT,” said Race, who is overseeing the financial reorganization as it relates to the REIT structure. “Mike’s background was exactly what we need for HomeBanc’s new status as a public company and we are thrilled he’s accepted this position. We will announce additional hires as part of this transition in the near future.”

HomeBanc Corp. is the parent company of HomeBanc Mortgage, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. For more information about HomeBanc Corp., HomeBanc Mortgage, or the company’s mortgage products, contact HomeBanc at www.homebanc.com.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors.”

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